Exhibit 99.1

First National Corporation Reports Second Quarter 2023 Financial Results

STRASBURG, Va., July 26, 2023 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $3.5 million and diluted earnings per common share of $0.56 for the three months ended June 30, 2023. This compared to net income of $3.8 million and diluted earnings per common share of $0.61 for the first quarter of 2023, and net income of $3.8 million and diluted earnings per common share of $0.61 for the second quarter of 2022.

SECOND QUARTER HIGHLIGHTS

Key highlights of the second quarter ended June 30, 2023, are as follows. Comparisons are to the linked quarterly period ended March 31, 2023, unless otherwise stated:

●	Tangible book value per common share totaled $17.55, up $2.01 from one year ago
●	Deposits were unchanged at $1.2 billion
●	Noninterest-bearing demand deposits comprised 32% of total deposits
●	Return on average assets was 1.02%
●	Return on average equity was 12.56%
●	Loans increased $12.2 million, or 5% annualized
●	Nonperforming assets improved to 0.05% of total assets

“We are pleased with the Company’s performance during the second quarter and for the first half of the year. Our team continued to deliver strong ROA and ROE in spite of rising costs of deposits resulting from the Federal Reserve actions of the last twelve months, while continuing to invest for the future,” said Scott C. Harvard, president, and chief executive officer of First National. During the quarter, we announced the addition of Todd Ross to lead our Roanoke Valley team, began negotiations for a downtown Roanoke location, and negotiated enhancements to our technology delivery systems. First Bank is fortunate that over 30% of deposits reside in noninterest-bearing accounts that we believe are core customer relationships and help to mitigate the pressure on deposit costs. Asset quality remains excellent, with nonperforming assets at historically low levels and little evidence of credit deterioration. Loan growth picked up in the quarter resulting in net loan growth of $12.2 million. We will continue to remain vigilant around credit quality, as well as loan and deposit pricing, as we navigate the impact of Federal Reserve actions on the economy.

NET INTEREST INCOME

Net interest income decreased by $431 thousand, or 4%, to $10.7 million for the second quarter of 2023, compared to $11.2 million in the first quarter of 2023. Total interest income increased by $758 thousand and was offset by an increase in total interest expense of $1.2 million.

The increase in interest income was attributable to a $374 thousand, or 3%, increase in interest income and fees on loans, and a $415 thousand increase in interest income on deposits in other banks. The increases in interest income were attributable to higher yields on loans and interest-bearing deposits in banks, as well as higher average balances.

The increase in interest expense was attributable to a $1.2 million, or 54%, increase in interest expense on deposits. The higher interest expense on deposits was attributable to a 51-basis point increase in the cost of interest-bearing deposits to 1.62%, and a $27.3 million increase in the average balance of interest-bearing deposits. The increase in deposit costs resulted from increases in the interest rates paid on deposit accounts, as well as a change in the composition of the deposit portfolio. During the second quarter, deposit balances shifted from noninterest-bearing accounts to interest-bearing accounts as average noninterest-bearing deposit balances decreased by $7.3 million during the second quarter, while average time deposit balances increased by $23.7 million.

The net interest margin decreased by 24 basis points to 3.36% as the impact of a 36-basis point increase in the cost of funds was partially offset by a 11-basis point increase in the yield on earning assets. The rising interest rate environment continued to have an unfavorable impact on the net interest margin during the second quarter as the Company’s interest-bearing liabilities repriced greater than its earning assets during the period. The cost of funds increased to 1.13%, compared to 0.77% for the first quarter of 2023.

Net accretion of discounts on purchased loans was included in interest income and fees on loans and totaled $194 thousand in the second quarter of 2023, compared to $145 thousand in the first quarter of 2023.

NONINTEREST INCOME

Noninterest income totaled $2.9 million for the second quarter of 2023, which was a $106 thousand, or 4%, increase compared to the first quarter of 2023. Service charges on deposits, ATM and check card fees, fees for other customer services, and brokered mortgage fees, increased compared to the first quarter of 2023 and were partially offset by decreases in wealth management fees and income from bank-owned life insurance.

NONINTEREST EXPENSE

Noninterest expense was unchanged at $9.2 million for the second quarter of 2023, compared to the linked quarter. Increases in legal and professional fees, FDIC assessment, and other operating expenses were offset by decreases in salaries and employee benefits and other real estate owned (income) expenses. Other real estate owned income totaled $219 thousand during the second quarter of 2023 from a gain on the sale of a property, which decreased noninterest expense for the period.

ASSET QUALITY

Overview

Nonperforming assets (“NPAs”) as a percentage of total assets improved to 0.05% at June 30, 2023, compared to 0.13% at March 31, 2023, and 0.15% one year ago at June 30, 2022. Loans past due greater than 30 days and still accruing interest as a percentage of total loans also improved to 0.13% at June 30, 2023, compared to 0.20% at March 31, 2023, and 0.19% at June 30, 2022. Net recoveries totaled $96 thousand in the second quarter of 2023, compared to net charge-offs of $915 thousand in the first quarter of 2023, and net charge offs of $26 thousand in the second quarter of 2022. The allowance for credit losses on loans increased to $8.9 million, or 0.95% of total loans at June 30, 2023, compared to $8.7 million, or 0.95% of total loans at March 31, 2023, and $6.2 million, or 0.70% of total loans at June 30, 2022.

Nonperforming Assets

NPAs decreased to $722 thousand at June 30, 2023, compared to $1.8 million at March 31, 2023, and $2.1 million at June 30, 2022, which represented 0.05%, 0.13%, and 0.15% of total assets, respectively. The decrease in NPAs during the second quarter of 2023 was related to the resolution of one impaired loan relationship and the sale of other real estate owned. The following table provides a detailed summary of NPA balances at the periods ended (dollars in thousands):

	June 30, 2023	March 31, 2023	June 30, 2022
Nonaccrual loans	$677	$1,591	$442
Other real estate owned, net	45	185	1,665
Total nonperforming assets	$722	$1,776	$2,107

Past Due Loans

Loan past due greater than 30 days and still accruing interest decreased to $1.2 million, or 0.13% of total loans at June 30, 2023, compared to $1.9 million, or 0.20% of total loans at March 31, 2023, and $1.7 million, or 0.19%, of total loans at June 30, 2022. Of the total past due loans still accruing interest, $226 thousand was past due 90 days or more at June 30, 2023, compared to $47 thousand at March 31, 2023, and $91 thousand at June 30, 2022.

Net Charge-offs (Recoveries)

Net recoveries totaled $96 thousand for the second quarter of 2023, compared to net charge-offs of $915 thousand for the first quarter of 2023, and net charge-offs of $26 thousand for the second quarter of 2022. Net charge-offs for the first quarter of 2023 were primarily attributable to one customer relationship.

Provision for Credit Losses

The Bank recorded a $100 thousand provision for credit losses in the second quarter of 2023, which was comprised of a $45 thousand provision for credit losses on loans, a $44 thousand provision on unfunded commitments, and an $11 thousand provision on held-to-maturity securities. The provision for credit losses on loans resulted primarily from growth of the loan portfolio. This compared to a provision for credit losses of $400 thousand for the same period of the prior year, which also resulted primarily from growth of the loan portfolio.

Allowance for Credit Losses on Loans

At June 30, 2023, the allowance for credit losses on loans totaled $8.9 million, which was a $141 thousand increase from $8.7 million at March 31, 2023. The increase resulted from an increase in the general reserve component of the allowance for credit losses on loans, while the specific reserve component of the allowance was unchanged at $0.

The following table provides the changes in the allowance for credit losses on loans for the three-month periods ended (dollars in thousands):

	June 30, 2023	March 31, 2023	June 30, 2022
Allowance for credit losses on loans, beginning of period	$8,717	$7,446	$5,828
Adoption of CECL on January 1, 2023	-	2,186	-
Adjusted allowance for credit losses on loans	8,717	9,632	5,828
Net (charge-offs) recoveries	96	(915)	(26)
Provision for credit losses on loans	45	-	400
Allowance for credit losses on loans, end of period	$8,858	$8,717	$6,202

The allowance for credit losses on loans as a percentage of total loans totaled 0.95% at June 30, 2023, compared to 0.95% at March 31, 2023, and 0.70% at June 30, 2022. Additionally, the net discount on purchased loans totaled $2.1 million at June 30, 2023, $2.4 million at March 31, 2023, and $2.9 million at June 30, 2022. The net discount on purchased loans was not included in the allowance for credit losses on loans.

Allowance for Credit Losses on Unfunded Commitments

The allowance for credit losses on unfunded commitments totaled $197 thousand at June 30, 2023, compared to $153 thousand at March 31, 2023. The provision for credit losses on unfunded commitments totaled $44 thousand for the second quarter of 2023 and was included in the $100 thousand provision for credit losses reported on the Company’s consolidated income statement.

Allowance for Credit Losses on Securities

The allowance for credit losses on securities totaled $144 thousand at June 30, 2023, compared to $133 thousand on March 31, 2023. Provision for credit losses on securities totaled $11 thousand for the second quarter of 2023 and was included in the $100 thousand provision for credit losses reported on the Company’s consolidated income statement.

LIQUIDITY

Liquidity sources available to the Bank, including interest-bearing deposits in banks, unpledged securities available for sale, at fair value, unpledged securities held-to-maturity, at par, eligible to be pledged to the Federal Reserve Bank through its Bank Term Funding Program, and available lines of credit totaled $561.7 million at June 30, 2023.

The Bank maintains liquidity to fund loan growth and meet the potential demand from its deposit customers, including potential volatile deposits. The estimated amount of uninsured customer deposits totaled $343.0 million at June 30, 2023. Excluding municipal deposits, the estimated amount of uninsured customer deposits totaled $257.7 million at June 30, 2023.

BALANCE SHEET

At June 30, 2023, assets totaled $1.4 billion and were unchanged from the prior quarter ended March 31, 2023. Although total assets were unchanged during the second quarter of 2023, the asset composition changed slightly as interest bearing deposits in banks, and securities, available for sale, decreased by $5.5 million and $5.6 million, respectively, while loans increased by $12.2 million.

Total assets decreased $40.5 million, or 3%, compared to the period ended June 30, 2022. Interest bearing deposits in banks and total securities decreased by $50.2 million and $33.5 million, respectively, and were partially offset by a $47.4 million increase in loans, net of the allowance for credit losses.

Loans totaled $930.2 million at June 30, 2023, which was a $12.2 million, or 5% annualized, increase from March 31, 2023, and a $50.1 million, or 6%, increase over June 30, 2022. The growth in loans over the periods did not have a significant impact on the composition of the loan portfolio. The loan portfolio was primarily comprised of loans secured by one-to-four family residential real estate, loans secured by commercial real estate, and commercial and industrial loans, which totaled 36%, 45%, and 12% of the loan portfolio, respectively, at June 30, 2023.

Deposits totaled $1.2 billion at June 30, 2023, and were unchanged compared to the prior quarter ended March 31, 2023. Although total deposits did not change during the second quarter, the deposit composition changed as noninterest-bearing demand deposits and savings and interest-bearing demand deposits decreased $13.9 million and $6.9 million, respectively, while time deposits increased by $21.6 million during the period.

Deposits decreased $53.8 million compared to the period ended June 30, 2022, and the deposit composition also changed over the prior year. Noninterest-bearing demand deposits decreased from 33% to 32% of total deposits, savings and interest-bearing deposits decreased from 57% to 54% of total deposits, and time deposits increased from 10% to 14% of total deposits over the one-year period.

Shareholders’ equity totaled $112.9 million at June 30, 2023, which was an increase of $1.0 million from March 31, 2023. The increase in total shareholders’ equity was primarily attributable to a $2.6 million increase in retained earnings, which was partially offset by a $1.1 million increase in accumulated other comprehensive loss, net. The Company declared and paid cash dividends of $0.15 per common share during the second quarter of 2023, which was unchanged from the first quarter of 2023. The Company’s common equity to total assets ratio and its tangible common equity to tangible assets ratio increased as of June 30, 2023, compared to March 31, 2023, and June 30, 2022. The Bank is considered well-capitalized.

The following table provides capital ratios at the periods ended:

	June 30, 2023	March 31, 2023	June 30, 2022
Total capital ratio (2)	14.88%	14.85%	14.23%
Tier 1 capital ratio (2)	13.93%	13.94%	13.56%
Common equity Tier 1 capital ratio (2)	13.93%	13.94%	13.56%
Leverage ratio (2)	9.72%	9.70%	8.87%
Common equity to total assets (5)	8.21%	8.15%	7.09%
Tangible common equity to tangible assets (5) (6)	8.00%	7.94%	6.88%

STOCK REPURCHASE PLAN

The Board of Directors authorized a stock repurchase plan to purchase up to $5.0 million of its common stock during the fourth quarter of 2022. During the three months ended June 30, 2023, the Company repurchased 32,301 shares of its common stock for a total of $481 thousand at a weighted average price of $14.91 per share. For the six months ended June 30, 2023, the Company repurchased 33,858 shares of its common stock for a total of $506 thousand at a weighted average price of $14.96 per share. There were no stock repurchases during the year ended December 31, 2022.

NON-GAAP FINANCIAL MEASURES

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and comparing financial results to other financial institutions. The non-GAAP financial measures presented in this document include fully taxable equivalent interest income, the net interest margin, the efficiency ratio, and tangible common equity to tangible assets.

The Company believes certain non-GAAP financial measures enhance the understanding of its business and performance. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. A reconciliation of tax-exempt net interest income is included at the end of this release.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Income Statement
Interest income
Interest and fees on loans	$11,886	$11,512	$11,502	$10,759	$9,963
Interest on deposits in banks	759	344	522	380	251
Interest on securities
Taxable interest	1,306	1,339	1,381	1,323	1295
Tax-exempt interest	307	306	308	307	309
Dividends	28	27	27	23	21
Total interest income	$14,286	$13,528	$13,740	$12,792	$11,839
Interest expense
Interest on deposits	$3,402	$2,216	$1,593	$927	$413
Interest on subordinated debt	69	69	69	70	69
Interest on junior subordinated debt	67	67	68	68	67
Interest on other borrowings	3	—	—	—	—
Total interest expense	$3,541	$2,352	$1,730	$1,065	$549
Net interest income	$10,745	$11,176	$12,010	$11,727	$11,290
Provision for credit losses	100	—	1,250	200	400
Net interest income after provision for credit losses	$10,645	$11,176	$10,760	$11,527	$10,890
Noninterest income
Service charges on deposit accounts	$683	$646	$662	$708	$698
ATM and check card fees	848	800	838	915	797
Wealth management fees	749	776	706	739	760
Fees for other customer services	220	196	238	180	188
Brokered mortgage fees	35	—	21	72	58
Income from bank owned life insurance	135	149	155	166	131
Net losses on securities available for sale	—	—	(2,004)	—	—
Gain on sale of other investment	—	—	2,885	—	—
Other operating income	214	211	631	247	148
Total noninterest income	$2,884	$2,778	$4,132	$3,027	$2,780
Noninterest expense
Salaries and employee benefits	$5,189	$5,346	$5,325	$5,174	$5,086
Occupancy	524	528	562	539	545
Equipment	571	587	575	546	620
Marketing	248	268	228	211	223
Supplies	147	148	144	117	131
Legal and professional fees	422	343	339	361	381
ATM and check card expense	425	400	388	332	347
FDIC assessment	212	106	70	109	132
Bank franchise tax	262	254	238	238	238
Data processing expense	252	202	289	243	221
Amortization expense	4	5	4	5	5
Other real estate owned (income) expense, net	(219)	3	(189)	14	41
Other operating expense	1,121	1,010	1,007	1,194	948
Total noninterest expense	$9,158	$9,200	$8,980	$9,083	$8,918
Income before income taxes	$4,371	$4,754	$5,912	$5,471	$4,752
Income tax expense	866	905	1,132	1,017	917
Net income	$3,505	$3,849	$4,780	$4,454	$3,835

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Common Share and Per Common Share Data
Earnings per common share, basic	$0.56	$0.61	$0.76	$0.71	$0.61
Weighted average shares, basic	6,269,668	6,273,913	6,262,821	6,257,040	6,250,329
Earnings per common share, diluted	$0.56	$0.61	$0.76	$0.71	$0.61
Weighted average shares, diluted	6,277,161	6,281,116	6,272,409	6,264,107	6,257,479
Shares outstanding at period end	6,250,613	6,281,935	6,264,912	6,262,381	6,252,147
Tangible book value at period end (4)	$17.55	$17.30	$16.79	$15.31	$15.54
Cash dividends	$0.15	$0.15	$0.14	$0.14	$0.14

Key Performance Ratios
Return on average assets	1.02%	1.15%	1.37%	1.27%	1.08%
Return on average equity	12.56%	14.20%	18.38%	17.27%	15.04%
Net interest margin	3.36%	3.60%	3.70%	3.58%	3.42%
Efficiency ratio (1)	68.37%	65.50%	59.56%	61.10%	62.69%

Average Balances
Average assets	$1,372,781	$1,351,630	$1,386,841	$1,393,308	$1,419,878
Average earning assets	1,290,828	1,267,830	1,297,223	1,309,794	1,334,976
Average shareholders’ equity	111,917	109,924	103,132	102,341	102,269

Asset Quality
Loan charge-offs	$110	$975	$135	$181	$107
Loan recoveries	206	60	40	70	81
Net charge-offs (recoveries)	(96)	915	95	111	26
Non-accrual loans	677	1,591	2,673	566	442
Other real estate owned, net	45	185	185	1,578	1,665
Nonperforming assets (3)	722	1,776	2,858	2,144	2,107
Loans 30 to 89 days past due, accruing	970	1,816	1,532	2,117	1,572
Loans over 90 days past due, accruing	226	47	—	306	91
Special mention loans	2,754	—	1,959	3,183	—
Substandard loans, accruing	418	296	301	304	308

Capital Ratios (2)
Total capital	$144,278	$141,501	$139,549	$134,882	$131,624
Tier 1 capital	135,079	132,784	132,103	128,590	125,422
Common equity tier 1 capital	135,079	132,784	132,103	128,590	125,422
Total capital to risk-weighted assets	14.88%	14.85%	14.60%	14.18%	14.23%
Tier 1 capital to risk-weighted assets	13.93%	13.94%	13.82%	13.52%	13.56%
Common equity tier 1 capital to risk-weighted assets	13.93%	13.94%	13.82%	13.52%	13.56%
Leverage ratio	9.72%	9.70%	9.57%	9.27%	8.87%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Balance Sheet
Cash and due from banks	$17,697	$17,950	$20,784	$22,809	$19,886
Interest-bearing deposits in banks	54,379	59,851	46,130	52,976	104,529
Securities available for sale, at fair value	156,745	162,355	162,907	176,403	264,750
Securities held to maturity, at amortized cost (net of allowance for credit losses)	151,677	151,301	153,158	154,894	77,151
Restricted securities, at cost	1,803	1,803	1,908	1,908	1,908
Loans, net of allowance for credit losses	921,336	909,250	913,076	900,222	873,887
Other real estate owned, net	45	185	185	1,578	1,665
Premises and equipment, net	21,556	21,637	21,876	21,693	22,118
Accrued interest receivable	4,248	4,389	4,543	4,247	4,154
Bank owned life insurance	24,559	24,424	24,531	24,375	24,569
Goodwill	3,030	3,030	3,030	3,030	3,030
Core deposit intangibles, net	127	131	136	140	145
Other assets	17,022	16,026	17,119	19,320	16,898
Total assets	$1,374,224	$1,372,332	$1,369,383	$1,383,595	$1,414,690

Noninterest-bearing demand deposits	$396,137	$410,019	$427,344	$438,306	$431,292
Savings and interest-bearing demand deposits	670,005	676,875	677,139	693,970	731,125
Time deposits	176,226	154,631	136,849	133,770	133,733
Total deposits	$1,242,368	$1,241,525	$1,241,332	$1,266,046	$1,296,150
Subordinated debt, net	4,996	4,996	4,995	4,995	4,994
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	4,721	4,675	5,417	4,198	3,952
Total liabilities	$1,261,364	$1,260,475	$1,261,023	$1,284,518	$1,314,375

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,813	7,842	7,831	7,828	7,815
Surplus	32,601	32,992	32,716	32,620	32,398
Retained earnings	93,805	91,239	90,284	86,382	82,804
Accumulated other comprehensive (loss), net	(21,359)	(20,216)	(22,471)	(27,753)	(22,702)
Total shareholders’ equity	$112,860	$111,857	$108,360	$99,077	$100,315
Total liabilities and shareholders’ equity	$1,374,224	$1,372,332	$1,369,383	$1,383,595	$1,414,690

Loan Data
Mortgage real estate loans:
Construction and land development	$49,282	$48,610	$51,840	$51,352	$49,118
Secured by farmland	3,563	3,150	3,343	3,432	3169
Secured by 1-4 family residential	337,601	334,302	331,421	317,414	312,082
Other real estate loans	418,409	412,851	415,112	414,072	397,868
Loans to farmers (except those secured by real estate)	714	739	900	745	769
Commercial and industrial loans (except those secured by real estate)	112,088	110,198	110,325	111,400	108,780
Consumer installment loans	4,505	4,206	4,128	4,192	4,230
Deposit overdrafts	251	179	197	163	292
All other loans	3,781	3,732	3,256	3,744	3,781
Total loans	$930,194	$917,967	$920,522	$906,514	$880,089
Allowance for credit losses	(8,858)	(8,717)	(7,446)	(6,292)	(6,202)
Loans, net	$921,336	$909,250	$913,076	$900,222	$873,887

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$11,886	$11,512	$11,502	$10,759	$9,963
Interest income – investments and other	2,400	2,016	2,238	2,033	1,876
Interest expense – deposits	(3,402)	(2,216)	(1,593)	(927)	(413)
Interest expense – subordinated debt	(69)	(69)	(69)	(70)	(69)
Interest expense – junior subordinated debt	(67)	(67)	(68)	(68)	(67)
Interest expense – other borrowings	(3)	—	—	—	—
Total net interest income	$10,745	$11,176	$12,010	$11,727	$11,290
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – municipal securities	$81	$82	$82	$82	$82
Total tax benefit realized on non-taxable interest income	81	82	82	82	82
Total tax-equivalent net interest income	$10,826	$11,258	$12,092	$11,809	$11,372

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Six Months Ended
	June 30,	June 30,
	2023	2022
Income Statement
Interest income
Interest and fees on loans	$23,398	$19,459
Interest on deposits in banks	1,103	321
Interest on securities
Taxable interest	2,645	2,427
Tax-exempt interest	613	614
Dividends	55	42
Total interest income	$27,814	$22,863
Interest expense
Interest on deposits	$5,618	$753
Interest on subordinated debt	138	138
Interest on junior subordinated debt	134	134
Interest on other borrowings	3	—
Total interest expense	$5,893	$1,025
Net interest income	$21,921	$21,838
Provision for credit losses	100	400
Net interest income after provision for credit losses	$21,821	$21,438
Noninterest income
Service charges on deposit accounts	$1,329	$1,307
ATM and check card fees	1,648	1,547
Wealth management fees	1,525	1,563
Fees for other customer services	416	421
Brokered mortgage fees	35	152
Income from bank owned life insurance	284	275
Other operating income	425	226
Total noninterest income	$5,662	$5,491
Noninterest expense
Salaries and employee benefits	$10,535	$10,210
Occupancy	1,052	1,117
Equipment	1,158	1,179
Marketing	516	374
Supplies	295	267
Legal and professional fees	765	714
ATM and check card expense	825	650
FDIC assessment	318	284
Bank franchise tax	516	454
Data processing expense	454	457
Amortization expense	9	9
Other real estate owned (income) expense, net	(216)	69
Net losses on disposal of premises and equipment	—	2
Other operating expense	2,131	1,776
Total noninterest expense	$18,358	$17,562
Income before income taxes	$9,125	$9,367
Income tax expense	1,771	1,803
Net income	$7,354	$7,564

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Six Months Ended
	June 30,	June 30,
	2023	2022
Common Share and Per Common Share Data
Net income, basic	$1.17	$1.21
Weighted average shares, basic	6,271,779	6,244,682
Net income, diluted	$1.17	$1.21
Weighted average shares, diluted	6,279,127	6,250,674
Shares outstanding at period end	6,250,613	6,252,147
Tangible book value at period end (4)	$17.55	$15.54
Cash dividends	$0.30	$0.28

Key Performance Ratios
Return on average assets	1.09%	1.07%
Return on average equity	13.39%	14.16%
Net interest margin	3.48%	3.39%
Efficiency ratio (1)	66.92%	63.50%

Average Balances
Average assets	$1,362,526	$1,425,581
Average earning assets	1,279,357	1,310,977
Average shareholders’ equity	110,787	107,686

Asset Quality
Loan charge-offs	$1,085	$213
Loan recoveries	266	305
Net charge-offs	819	(92)

Reconciliation of Tax-Equivalent Net Interest Income (7)
GAAP measures:
Interest income – loans	$23,398	$19,459
Interest income – investments and other	4,416	3,404
Interest expense – deposits	(5,618)	(753)
Interest expense – subordinated debt	(138)	(138)
Interest expense – junior subordinated debt	(134)	(134)
Interest expense – other borrowings	(3)	—
Total net interest income	$21,921	$21,838
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$—	$8
Tax benefit realized on non-taxable interest income – municipal securities	163	163
Total tax benefit realized on non-taxable interest income	$163	$171
Total tax-equivalent net interest income	$22,084	$22,009

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains on sales of securities and gains on other investments.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance but cautions that such information not be viewed as a substitute for GAAP.

(2) Capital ratios are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity. Tangible book value is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(5) Capital ratios presented are for First National Corporation.

(6)  The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of the Company’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

(7) Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.